Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statements Nos. 333-140189, 333-107863 and 333- 75367 on Form S-8 of our report dated December 2, 2008, relating to the consolidated financial statements of Catapult Communications Corporation and subsidiaries as of and for the year ended September 30, 2008 and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Catapult Communications and subsidiaries for the year ended September 30, 2008.
/s/ STONEFIELD JOSEPHSON, INC.
San Francisco, California
December 2, 2008